Exhibit 99.1

TARGANTA ANNOUNCES REVIEW OF ORITAVANCIN AT

FDA ANTI-INFECTIVE DRUGS ADVISORY COMMITTEE MEETING

CAMBRIDGE, MA. – October 14, 2008 – Targanta Therapeutics Corporation (Nasdaq: TARG) announced today that the U.S. Food and Drug Administration’s (FDA) Anti-Infective Drugs Advisory Committee will review the Company’s New Drug Application (NDA) for oritavancin on November 19, 2008.

Targanta submitted the NDA in February to obtain approval for oritavancin for the treatment of complicated skin and skin structure infections (cSSSI) caused by gram-positive organisms, including methicillin-resistant Staphylococcus aureus, or MRSA. The submission includes data from 19 clinical trials, including two pivotal Phase 3 clinical trials that examined the safety and efficacy of intravenous oritavancin for the treatment of cSSSI, both of which met their primary endpoints. The NDA dossier also includes data from more than 2,100 individuals and in vitro activity data on oritavancin against more than 9,000 clinical bacterial isolates, including a broad range of gram-positive strains resistant to commonly used antibiotics such as oxacillin, methicillin, vancomycin, daptomycin and linezolid. The FDA’s action date for the oritavancin NDA is December 8, 2008.

The Anti-Infective Drugs Advisory Committee plans to meet on November 18, 2008 to discuss justification of the non-inferiority margin for cSSSI. Targanta, as well as other companies, has been asked to present before the panel on this topic.

About Oritavancin

Oritavancin is a novel, semi-synthetic lipoglycopeptide antibiotic candidate with potent bactericidal (killing) activity against a broad spectrum of gram-positive bacteria. These types of gram-positive antibiotic-resistant infections have created a market that IMS Health estimated to be more than $1 billion in the U.S. in 2007 and growing rapidly. MRSA infections have become an increasingly serious problem both in the hospital and in the community. According to the Centers for Disease Control and Prevention, there are over 126,000 hospitalized persons infected with MRSA annually. More than $2.5 billion in healthcare costs can be attributed to MRSA infections.1

About Targanta Therapeutics

Targanta Therapeutics Corporation (Nasdaq: TARG) is a biopharmaceutical company focused on developing and commercializing innovative antibiotics to treat serious infections in the hospital and other institutional settings. The Company’s pipeline includes an intravenous version of oritavancin, a semi-synthetic lipoglycopeptide antibiotic currently awaiting U.S. and EU regulatory approval, and a program to develop an oral version of oritavancin for the treatment of Clostridium difficile. The Company has operations in Cambridge, MA; Indianapolis IN; and Montreal, Quebec, Canada. For more information about Targanta, visit www.targanta.com.

[1]	CreditSuisse, Hospital-Associated Infections, pg. 18, January 18, 2008.

Safe Harbor Statement

This press release contains “forward-looking statements” that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These are statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as “potential,” “may,” “will,” “expects,” “projects,” “anticipates,” “estimates,” “believes,” “intends,” “plans,” “should,” “seeks,” “hope” and similar expressions. Such statements include the approval of oritavancin for the treatment of cSSSI caused by gram-positive organisms. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual future results to differ materially from those projected or contemplated in the forward-looking statements. Forward-looking statements may be significantly impacted by certain risks and uncertainties described in Targanta’s filings with the Securities and Exchange Commission. The risks and uncertainties referred to above include, but are not limited to, delays in obtaining or a failure to obtain regulatory approval for Targanta’s product candidates; unfavorable clinical trial results; Targanta’s potential inability to initiate and complete pre-clinical studies and clinical trials for its product candidates; the possibility that results of pre-clinical studies are not necessarily predictive of clinical trial results; and those other risk factors that are described more fully in the Company’s filings with the Securities and Exchange Commission. Targanta does not undertake any obligation to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release.

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Contacts:

Investors

Susan Hager

Vice President, Investor Relations and Corporate Communications

Targanta Therapeutics Corporation

(617) 577-9020 x217

shager@targanta.com

Media

Tony Russo, Ph.D., or Robert Flamm, Ph.D.

Russo Partners, LLC

(212) 845-4251

tony.russo@russopartnersllc.com

robert.flamm@russopartnersllc.com